Exhibit 15.1

800 Parker Square STE 215C Flower Mound, TX 75028 Tel: 214.984.0239 Fax: 469.519.1624

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Erayak Power Solution Group Inc on Form 20-F of our report dated April 29, 2026, with respect to the consolidated balance sheets of Erayak Power Solution Group Inc, and its subsidiaries as of December 31, 2025, and the related consolidated statements of operation and comprehensive loss/income, changes in shareholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements), which appears in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Tang Qian & Associates, PLLC

Dallas, Texas

April 29, 2026